Exhibit 4.2

PUBLIC OFFERING SUBSCRIPTION AGREEMENT

10.00% Series A Cumulative Redeemable Preferred Shares

of

Phoenix Energy One, LLC

This Subscription Agreement (this “Agreement”) relates to the agreement of the undersigned (the “Investor”) to purchase ____________ newly issued 10.00% Series A Cumulative Redeemable Preferred Shares, representing limited liability company interests without par value, (collectively, the “Shares” and each a “Share”), of Phoenix Energy One, LLC, a Delaware limited liability company (the “Company”), for a purchase price of $20.00 per Share, for a total purchase price of $_________ (“Subscription Price”), subject to the terms, conditions, acknowledgments, representations and warranties stated herein and in the final offering circular for the sale of the Shares, dated [ ], 2025, contained in the offering statement on Form 1-A qualified by the Securities and Exchange Commission (the “SEC”) on [ ], 2025 (the “Offering Circular”). Any capitalized terms used but not defined herein shall have the meanings given to them in the Offering Circular.

Simultaneously with or subsequent to the execution and delivery of this Agreement, (a) if the Investor has an account with My IPO (“My IPO”), the online offering platform division of AOS Inc., or, the “Selling Agent”), the Investor is authorizing the Selling Agent to debit, or cause to be debited, funds equal to the amount of the Subscription Price from the Investor’s account at My IPO in the amount of the Subscription Price, provided that if the Investor’s broker-dealer or the Selling Agent has arranged to facilitate the funding of the Subscription Price to the escrow account (as described below) or through a clearing agent, then the Investor agrees to deliver the funds for the Subscription Price pursuant to the instructions provided by such clearing agent, such broker-dealer or the Selling Agent.

The Investor understands that, if it wishes to purchase the Shares, the Investor must complete this Agreement and, if the Investor has an account with My IPO, have sufficient funds in the Investor’s account at the time of the execution and delivery of this Agreement; or, if the Investor does not maintain an account with My IPO, submit the applicable Subscription Price as set forth herein. There is a minimum initial investment amount per investor of $1,000.00 for the Shares and any additional purchases must be made in increments of at least $20.00. Subscription funds submitted by Investors who do not have an account with My IPO will be held in an escrow account by and at an FDIC insured bank in compliance with SEC Rule 15c2-4, with funds released to the Company at the closing of the public offering, as described in the Offering Circular. The escrow account will be maintained by Wilmington Trust, National Association (“Wilmington Trust”) as the escrow agent pursuant to that certain Amended and Restated Escrow Agreement dated August 14, 2025 by and among the Company, Digital Offering, LLC (the lead selling agent as described in the Offering Circular) and Wilmington Trust. In the event that the Company’s public offering fails to close, then the Shares will not be sold to the Investor pursuant to this Agreement, all funds paid by the Investor into the escrow account will be promptly returned to the Investor by the escrow agent without interest or offset and, upon the return of the funds by the escrow agent, this Agreement shall terminate automatically (provided that Sections 13-21 shall survive such termination). If any portion of the Shares is not sold in the public offering, any funds paid by the Investor for such unsold portion of the Shares will be promptly returned to the Investor by the escrow agent, without interest or offset in accordance with the Rules 10b-9 and 15c2-4 under the Securities Exchange Act of 1934, as amended, or, if the Investor has an account with My IPO, funds for such unsold Shares that have not been deposited in the escrow account will not be debited from the Investor’s account with My IPO at the closing of the Company’s public offering.

In order to induce the Company to accept this Agreement for the Shares and as further consideration for such acceptance, the Investor hereby makes, adopts, confirms and agrees to all of the following covenants, acknowledgments, representations and warranties with the full knowledge that the Company and its affiliates will expressly rely thereon in making a decision to accept or reject this Agreement:

1.	Type of Ownership

☐ Individual ☐ Joint ☐ Institution

2.	Investor Information (Note that the Investor must include a permanent street address even if his, her or its mailing address is a P.O. Box.)

Individual/Beneficial Owner:	Joint-Owner/Minor: (If applicable.)
Name:	Name:
Social Security/Tax ID Number:	Social Security/Tax ID Number:
Street Address:	Street Address:
City:	City:
State:	State:
Postal Code:	Postal Code:
Country:	Country:
Phone Number:	Phone Number:
Email Address:	Email Address:

3.	Investor Eligibility Certifications.

The Investor understands that, to purchase Shares, the Investor must either (a) be an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Act”) or (b) unless the securities issued in the offering initially trade on a national securities exchange, limit its investment in the Shares to a maximum of: (i) 10% of its net worth or annual income, whichever is greater, if the Investor is a natural person; or (ii) 10% of its revenues or net assets, whichever is greater, for its most recently completed fiscal year, if the Investor is a non-natural person. The Investor understands that if the Investor is a natural person, the Investor should determine his or her net worth for purposes of these representations by calculating the difference between his or her total assets and total liabilities. The Investor understands this calculation must exclude the value of his or her primary residence and may exclude any indebtedness secured by his or her primary residence (up to an amount equal to the value of his or her primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

The Investor hereby represents and warrants that the Investor meets the qualifications to purchase Shares because:

☐ If the Investor is a natural person, the aggregate purchase price for the Shares the Investor is purchasing in the offering does not exceed 10% of the Investor’s net worth or annual income, whichever is greater.

☐ If the Investor is a non-natural person, the aggregate purchase price for the Shares the Investor is purchasing in the offering does not exceed 10% of its revenues or net assets, whichever is greater, for its most recently completed fiscal year.

☐ The Investor is an accredited investor.

Are you an affiliate of a broker-dealer? ☐ Yes ☐ No If yes, you are not eligible to participate under Financial Industry Regulatory Authority (“FINRA”) Rule 5130.

The Investor recognizes that the Shares are interests in a direct participation program as defined in FINRA Rule 2310. The Investor (i) represents and warrants that the Investor has received, read, and fully understand the Offering Circular, including the section titled “Plan of Distribution—Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange” and (ii) confirms that the Investor has reviewed the following disclosed facts related to the offering:

(i) items of compensation;

(ii) physical properties;

(iii) tax aspects;

(iv) financial stability and experience of the sponsor;

(v) the program’s conflict and risk factors; and

(vi) appraisals and other pertinent reports.

The Investor is basing the Investor’s decision to purchase the Shares solely on the information contained in the Offering Circular and has relied only on the information contained in the Offering Circular and has not relied on any representations made by any other person. The Investor recognized that the Shares are interests in a direct participation program as defined in FINRA Rule 2310.

The Investor further represent that the Investor has such knowledge of, and experience in, financial and business matters as to be capable of (1) evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Shares and (2) protecting the Investor’s interests in connection with that investment. The Investor acknowledge that an investment in the Shares involves a high degree of risk and have read the “Risk Factors” section of the Offering Circular.

4.

Revocation of Subscription. The Investor may revoke this subscription at any time through 48 hours after the Investor’s receipt of an e-mail stating the closing date and listing date of the Shares on NYSE American (such time, the “Revocation Deadline”) by requesting such revocation in writing by sending an e-mail to phoenix@digitaloffering.com, in accordance with the provisions of Section 11 of this Subscription Agreement. Following such revocation by the Investor, all funds tendered by such Investor and held at the escrow agent shall be promptly returned to the Investor in full, without interest accrued thereon or deduction. For the avoidance of doubt, the Investor may not revoke or change Investor’s subscription or request funds tendered by such Investor and held at the escrow agent after the Revocation Deadline.

5.

Acceptance or Rejection of Subscription. The Investor understands that the Company reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason whatsoever, and to the extent not accepted, unused funds maintained in the Investor’s account at My IPO or paid by the Investor into the escrow account established by the Selling Agent shall either not be debited from the Investor’s account at My IPO or be promptly returned to the Investor by the escrow agent in full, without any interest accrued thereon or deduction, and, upon the rejection of the subscription (and, if applicable, the refund of the amount paid by the Investor into the escrow account), this Agreement shall be terminated (provided that Sections 13-21 shall survive such termination). The Company will inform the Investor as to whether the Company has accepted or rejected the Investor’s subscription within 5 business days following receipt of the Investor’s complete subscription materials and required funds to the designated escrow account. Investor hereby acknowledges that there may be a significant amount of time between such Investor’s subscription and the closing of the offering.

6.	Offering Circular. The Investor hereby confirms that the Investor has received the Offering Circular.

7.

Third ARLLCA. The Investor hereby confirms that the Investor accepts the terms of the Company’s Third Amended and Restated Limited Liability Company Agreement (the “Third ARLLCA”), substantially in the form as attached to the Offering Circular, to be entered into in connection with the offering. The Investor agrees that the Investor’s rights and responsibilities relative to the Investor’s ownership of the Shares will be governed by the Third ARLLCA, as it may be amended, restated or otherwise modified from time to time, in accordance with its terms, and to the extent that any provision of this Agreement conflicts with the terms of the Third ARLLCA, the terms of the Third ARLLCA shall govern and be controlling.

8.	Purchase for Investor’s Own Account. The Investor hereby confirms that the Investor is purchasing the Shares for the Investor’s own account.

9.

Compliance with Laws. The Investor hereby represents and warrants that the Investor is not on, and is not acting as an agent, representative, intermediary or nominee for any person identified on, the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, the Investor has complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

By making the foregoing representations, the Investor has not waived any right of action the Investor may have under federal or state securities law. Any such waiver would be unenforceable. The Company will assert the Investor’s representations as a defense in any subsequent litigation where such assertion would be relevant.

10.

Electronic Signatures. Digital or electronic signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The Electronic Signatures in Global and National Commerce Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreement’s electronic signature include the Investor signing this Agreement below by typing in the Investor’s name, with the underlying software recording the Investor’s IP address, browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be available to both the Investor and the Company, as well as any associated brokers, so they can store and access it at any time, and it will be stored by and accessible from Digital Offering servers. The Investor and the Company each hereby consent and agree that electronically signing this Agreement constitutes the Investor’s signature, acceptance and agreement as if actually signed by the Investor in writing. Further, all parties agree that no certification, authority or other third-party verification is necessary to validate any electronic signature; and that the lack of such certification or third-party verification will not in any way affect the enforceability of the Investor’s signature or resulting contract between the Investor and the Company. The Investor understands and agrees that his, her or its e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding and such transaction shall be considered authorized by the Investor. The Investor agrees that his, her or its electronic signature is the legal equivalent of his, her or its manual signature on this Agreement and the Investor consents to be legally bound by this Agreement’s terms and conditions.

11.

Communications. The Investor and the Company each hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in this Agreement or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery, or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including, but not limited to, such communications being diverted to the recipient’s spam filters by the recipient’s email service provider, or due to a recipient’s change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including, but not limited to, postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to the Investor, and if the Investor desires physical documents then the Investor agrees to be satisfied by directly and personally printing, at the Investor’s own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that the Investor desires.

12.

Delivery Instructions. All Shares will be retained at the Company’s transfer agent in digital book entry. Upon closing, the Investor will receive a notice of his, her or its holdings delivered to the address of record above. Equity Stock Transfer, LLC will be the transfer agent and registrar for the offering as described in the Offering Circular. Such shares may be transferred to the Investor’s outside brokerage account by requesting their outside broker dealer to affect such transfer. Request for transfer may only be made by the outside broker dealer of the Investor.

13.

Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT BUT NOT INCLUDING CLAIMS UNDER THE FEDERAL SECURITIES LAWS) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS,

RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BY AGREEING TO THIS WAIVER, THE INVESTOR IS NOT DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

14.

Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal or state courts located in the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15.

Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

16.

Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Investor may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company, and any such purported assignment without such consent shall be null and void ab initio.

17.	Amendments. This Agreement may be amended or otherwise modified only by a written instrument executed by the Investor and the Company.

18.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

19.

Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Company shall be entitled to specific performance of the agreements and obligations of the Investor hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which the Company may be entitled at law or in equity.

20.

No Strict Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.	Fees and Expenses. Each party will pay its own fees and expenses in connection with this Agreement and transactions contemplated hereby.

Digital Offering, LLC, the managing broker dealer, and Trading Block, as selling agent, are registered with the Securities and Exchange Commission (“SEC”) as broker-dealers. Brokerage and investment advisory services and fees differ, and it is important for the Investor to understand the differences. The Client Relationship Summary provides details about brokerage and advisory services, fees, and other important information. For My IPO and Trading Block, please review the information prior to submitting this indication. For My IPO, the Client Relationship Summary can be found at https://legacy.tradingblock.com/Docs/Agreements/tb/AOS_MyIPO_Form_CRS.pdf. For Trading Block, the Client Relationship Summary can be found at Trading Block Reg BI Disclosure https://legacy.tradingblock.com/Docs/Agreements/tb/AOS_TradingBlock_Form_CRS.pdf. For Digital Offering, please review the information prior to submitting this indication at Digital Offering Reg BI Disclosure https://www.digitaloffering.com/_files/ugd/99208b_2ab07abb4aa7436eb44000e6aad67200.pdf.Digital Offering has retained AOS Inc. dba MyIPO, Dalmore Group, LLC (“Dalmore Group”) and R.F. Lafferty & Co., Inc. to participate in the offering as soliciting dealers. Certain non-executive personnel of the Company are registered representatives of Dalmore Group and will be paid a sales commission by Dalmore Group as compensation for sale of the Shares sold by such representatives. Please refer to the section of the Offering Circular titled “Plan of Distribution—Selling Agents’ Commission” for further disclosure related to commissions payable the Selling Agents in connection with the sale of the Shares in the offering.

The Investor acknowledges that this Agreement and the offering of the Shares are subject to Rules 10b-9 and 15c2-4 of the Exchange Act, as described in the Offering Circular.

•

All investor funds will be deposited into an escrow account at Wilmington Trust and will not be released to the Company unless and until the Company has satisfied the Minimum Quantitative Standards necessary to list the Shares in NYSE American and subsequently decided to proceed with the closing of the offering.

•	The Company is not obligated to close the offering, even after it has satisfied the Minimum Quantitative Standards, and may continue the offering until the Termination Date.

•

If the offering does not close by the Termination Date, including as a result of not being able to reach the Minimum Quantitative Standards, all subscription funds will be promptly returned to investors in full, without interest or offset.

•	No funds will be commingled with Company assets or used by the Company prior to closing, and no Shares will be issued until the closing of the offering has occurred.

•

The Company and its agents will not represent that the offering will close or that shares will be issued until the Minimum Quantitative Standards are satisfied and the Shares are approved for listing in NYSE American.

•	By signing this Agreement, the Investor acknowledges and agrees to these procedures and the requirements of Rules 10b-9 and 15c2-4 of the Exchange Act as set forth in the Offering Circular.

The Investor acknowledges that the Investor has reviewed the client relationship summary link provided above for both Digital Offering and Dalmore Group and the disclosure in the Offering Circular related to Digital Offering and the other Selling Agents, including Dalmore Group, and acknowledge that certain registered representatives of Dalmore Group are non-executive employees of the Company and will be paid a commission in connection with sales of the Shares to the extent involved in the solicitation of such from the Investor.

The Investor’s Consent is Hereby Given: By signing this Agreement electronically, the Investor is explicitly agreeing to receive documents electronically including a copy of this signed Agreement as well as ongoing disclosures, communications and notices.

SIGNATURES:

IF THE INVESTOR SET FORTH BELOW IS AN ENTITY, THE UNDERSIGNED HAS THE AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE ENTITY.

Investor: [•]	Issuer: Phoenix Energy One, LLC

Name: Title (if applicable): Email: Date:	Name: Adam Ferrari Title: Chief Executive Officer Email: InvestorRelations@PhoenixEnergy.com